ROSS MILLER Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:

JMG Exploration, Inc.

2.

The articles have been amended as follows:

Article First has been amended to read, in its entirety, as follows:

The name of the corporation is MEDIASHIFT, INC.

Article Third has been amended to read, in its entirety, as follows:

The corporation is authorized to issue two classes of capital stock to be designated respectively “common” and “preferred.”  The total amount of capital stock the corporation is authorized to issue is 110,000,000, with a $0.001 par value, of which the corporation is authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The capital stock herein authorized may be issued from time to time in one or more series, the class, the number of shares, the designation and the rights, preferences, privileges and restrictions, within any limits and restrictions herein stated, shall be fixed and determined, for any wholly unissued series of capital stock authorized herein, by the Board of Directors.   The Board of Directors within the limits and restrictions stated herein and in any resolution or resolutions of the Board of Directors originally fixing the class, the number of shares constituting any class and/or series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such class and/or series subsequent to the issue of shares of that class and/or series.  In case the number of shares of any class and/or series shall be so decrease, the shares constituting the decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4.

Effective date of filing: (optional) Date: March 11, 2013  Time: 9:00 AM

5.

Signature: (required)

/s/David Easton

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation

This form must be accompanied by appropriate fees.

Revised: 3-6-09